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                                                                  EXHIBIT 99.1


KENNAMETAL ANNOUNCES COMPLETION OF WIDIA ACQUISITION



     LATROBE, Pa., Aug. 30 /PRNewswire-FirstCall/ -- Kennametal Inc. (NYSE: KMT) today announced that it has completed the previously reported acquisition of the Widia Group from Milacron Inc. (NYSE: MZ) for approximately 188 million euros in cash, subject to post- closing adjustments. Widia, with about $240 million in sales, is a leading manufacturer and marketer of metalworking tools, engineered products and related services in Europe and India.

     "We are delighted to welcome Widia to the Kennametal family of businesses, and we are energized by the enhanced global reach that the strategic acquisition of Widia is adding to our metalworking business," said Markos I. Tambakeras, Chairman, President and Chief Executive Officer of Kennametal Inc. "An experienced management team is leading a comprehensive integration effort that will realize significant synergy opportunities, and will be completed within the 12-month time frame to which we originally committed."

     This release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as "should," "anticipate," "estimate," "approximate," "expect," "may," "will," "project," "intend," "plan," "believe," and others words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position and product development, which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. Although it is not possible to predict or identify all factors, they may include the following: global economic conditions; risks associated with integrating and divesting businesses and achieving the expected savings and synergies; demands on management resources; risks associated with international markets such as currency exchange rates, and social and political environments; competition; labor relations; commodity prices; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

     Kennametal Inc. aspires to be the premier tooling solutions supplier in the world with operational excellence throughout the value chain and best-in- class manufacturing and technology. Kennametal strives to deliver superior shareowner value through top-tier financial performance. The company provides customers a broad range of technologically advanced tools, tooling systems and engineering services aimed at improving customers' manufacturing competitiveness. With approximately 12,000 employees worldwide, the company's fiscal 2002 annual sales were approximately $1.6 billion, with a third coming from sales outside the United States. Kennametal is a five-time winner of the GM "Supplier of the Year" award and is represented in more than 60 countries. Kennametal operations in Europe are headquartered in Furth, Germany. Kennametal Asia Pacific operations are headquartered in Singapore. For more information, visit the company's web site at http://www.kennametal.com